Exhibit 10.26

August 3, 2021

Jason Blaisure

Dear Jason,

Thank you for your continued commitment to Chobani, LLC (“Company” or “Chobani”). In recognition of your role at the Company, Chobani would like to provide you the following severance benefit subject to the terms herein:

1.

Severance: If the Company terminates your employment without cause[1], then subject to the provisions of this letter, the Company will pay you nine months of your then base salary (less applicable deductions), which will be paid in equal amounts bi-weekly or weekly, in accordance with the Company’s then normal payroll cycle. The payments above are conditioned on you signing a general release of any and all claims against the Company in a form reasonably acceptable to the Company, your delivery of such release to the Company within 45 days after the date of your termination and your not revoking such release pursuant to any revocation rights afforded by applicable law, and are subject to the provisions of the Agreement of Confidentiality and Non-Competition previously signed by you with the Company; and, provided, further, any payments to be paid to you hereunder are subject to your continued compliance with the Agreement of Confidentiality and Non-Competition.

2.

Employment At-Will. Please understand that this letter does not constitute a contract of employment for any specific period of time, and you maintain your employment at-will relationship that you have had since you joined Chobani. You may be terminated at any time by you or the Company, with or without Cause. The at-will nature of the employment relationship may not be modified or amended except by written agreement signed by the President and COO (or, an authorized designee) and you.

3.

Entire Agreement. This letter (together with the Agreement of Confidentiality and Non-Competition) constitutes the entire agreement between you and the Company. It supersedes any prior agreements, or other promises or statements (whether oral or written) regarding the subject matter hereof. The Company will have the right to assign this letter in connection with the transfer or sale of all or substantially all of its assets or business, or in the event of its merger, consolidation, change-in-control or similar transaction.

4.

IRC 409A. This letter is intended to comply with Section 409A of the Internal Revenue Code (“Section 409A”) or an exemption thereunder and shall be construed and administered in accordance with Section 409A. Notwithstanding any other provision of this letter, payments provided under this letter may only be made upon an event and in a manner that complies with

1 For purposes of this letter, termination for “cause” (or words of similar import) means termination of your employment by the Company based upon the occurrence of one or more of the following: (i) your refusal or material failure to perform your job duties and responsibilities; (ii) your failure or refusal to comply in any material respect with the policies of the Company or lawful directives of the Chief Executive Officer and/or the Company’s manager (or comparable governing body); (iii) your material breach of any contract or agreement between you and the Company (including but not limited to this letter and the Agreement of Confidentiality and Non-Competition (or any other employment, severance, restrictive covenants or similar agreements between you and the Company)); (iv) your material breach of any statutory duty, fiduciary duty or any other obligation that you owe to the Company; (v) your commission of an act of fraud, theft, embezzlement or other unlawful act against the Company or involving its property or assets (including, without limitation, its products); (vi) your engaging in unprofessional, unethical or wrongful acts that materially discredit the Company or are materially detrimental to the reputation, character or standing of the Company, its property or assets (including, without limitation, its products); or (vii) your indictment, conviction or plea of nolo contendere or guilty plea with respect to any felony or crime of moral turpitude.

Section 409A or an applicable exemption. Any payments under this letter that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A to the maximum extent possible. For purposes of Section 409A, each installment payment provided under this letter shall be treated as a separate payment. Any payments to be made under this letter upon a termination of employment shall only be made upon a “separation from service” under Section 409A. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this letter comply with Section 409A and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by you on account of non-compliance with Section 409A. Notwithstanding any other provision of this letter, if any payment or benefit provided to you in connection with termination of employment is determined to constitute “nonqualified deferred compensation” within the meaning of Section 409A and you are determined to be a “specified employee” as defined in Section 409A(a)(2)(b)(i), then such payment or benefit shall not be paid until the first payroll date to occur following the six-month anniversary of your termination date (the “Specified Employee Payment Date”) or, if earlier, on the date of your death. The aggregate of any payments that would otherwise have been paid before the Specified Employee Payment Date shall be paid to you in a lump sum on the Specified Employee Payment Date and thereafter, any remaining payments shall be paid without delay in accordance with their original schedule.

5.

Miscellaneous. This letter will be governed by and construed under the laws of the State of New York without regard to conflicts of laws principles. This letter may be signed in counterparts with the same effect as if the signatures to each counterpart were upon a single instrument, and all such counterparts together shall be deemed an original of this letter. The signature of either you or I hereto transmitted electronically or by facsimile shall be deemed to be your or my original signature for all purposes.

Please indicate your acceptance of this letter by signing where indicated below and returning an executed copy of this letter to me at your earliest convenience.

Sincerely,

/s/ Peter McGuinness

Peter McGuinness

President and Chief Operating Officer

ACCEPTED AND AGREED AS OF AUGUST 5, 2021

/s/ Jason Blaisure

Jason Blaisure